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                                                                    EXHIBIT 23

                         Independent Auditors' Consent

The Board of Directors
Thomasville Furniture Industries, Inc.:


We consent to the inclusion of our report dated January 19, 1996, with respect to the consolidated balance sheet of Thomasville Furniture Industries, Inc. and subsidiaries as of December 29, 1995, and the related consolidated statement of operations for the year then ended which report appears in the Form 8-K/A-2 of INTERCO INCORPORATED dated February 1, 1996.

Our report refers to the ommission, in the consolidated financial statements of the Company, of the consolidated statements of shareholder's equity and cash flows for the year ended December 29, 1995 and notes to the consolidated financial statements which are required by generally accepted accounting principles and results in an incomplete presentation.

Our report also refers to the Company's acquisition by INTERCO INCORPORATED on December 29, 1995. The acquisition was accounted for under the purchase method of accounting. The accompanying consolidated financial statements do not include the effects of push down accounting.


Greensboro, North Carolina

February 1, 1996